Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-237117) pertaining to the IMARA Inc. 2016 Stock Incentive Plan, the IMARA Inc. 2020 Equity Incentive Plan, and the IMARA Inc. 2020 Employee Stock Purchase Plan of our report dated March 5, 2021, with respect to the consolidated financial statements of IMARA Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 5, 2021